Mueller Industries, Inc. Announces Special Meeting to Approve Increase
in Authorized Common Stock

COLLIERVILLE, Tenn., July 31, 2023 – Mueller Industries, Inc. (NYSE: MLI) today announced that is has filed a preliminary proxy statement with the Securities and Exchange Commission for a special meeting of shareholders to approve an amendment to the Company’s Restated Certificate of Incorporation to increase the total number of its authorized shares of Common Stock from 100,000,000 shares to 250,000,000 shares.

The primary purpose of the charter amendment is to facilitate a stock split of the Common Stock in the form of a stock dividend.
Assuming the charter amendment is approved at the Special Meeting, the decision by the Board of Directors whether to approve a stock split following the Special Meeting, including the size of the stock split, will depend upon factors at the time including, but not limited to, the then-current trading price of the Company’s Common Stock. As of July 21, 2023, the Company has 56,778,790 shares of Common Stock outstanding, and the current number of authorized shares of Common Stock is 100,000,000.

Mueller Industries, Inc. (NYSE: MLI) is an industrial corporation whose holdings manufacture vital goods for important markets such as air, water, oil and gas distribution; climate comfort; food preservation; energy transmission; medical; aerospace; and automotive. It includes a network of companies and brands throughout North America, Europe, Asia, and the Middle East.

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Statements in this release that are not strictly historical may be "forward-looking" statements, which involve risks and uncertainties.  These include economic and currency conditions, continued availability of raw materials and energy, market demand, pricing, competitive and technological factors, and the availability of financing, among others, as set forth in the Company's SEC filings.  The words "outlook," "estimate," "project," "intend," "expect," "believe," "target," "encourage," "anticipate," "appear," and similar expressions are intended to identify forward-looking statements.  The reader should not place undue reliance on forward-looking statements, which speak only as of the date of this report.  The Company has no obligation to publicly update or revise any forward-looking statements to reflect events after the date of this report.

CONTACT
Jeffrey A. Martin
(901)753-3226